Digitiliti announces the release of its breakthrough information management and control solution - DigiLibe

St. Paul, MN (December 17, 2009) – Digitiliti, Inc. (PINK:DIGI) today released DigiLibe (formerly “Pyramid”) for general availability.  DigiLibe is a new breakthrough information management solution to fundamentally change the way organizations gain command and control over the content and information assets created daily.  By delivering a simple, integrated end-to-end solution, DigiLibe removes the complexity and cost of managing and controlling information growth and builds an operational business intelligence foundation for user-created data and emails.   Through DigiLibe’s integrated architecture, an operational business intelligence system is created where information applications can search and find, present and perform actions on the wealth of information organizations create, store, and archive.

The foundation of DigiLibe is a dynamic storage management system controlled via a centralized information policy engine to identify, capture, secure, store and archive information assets.   Once user data is enrolled into DigiLibe, the data is registered as a unique information object, then indexed and cataloged in a Virtual Corporate Library.  End users and applications can access the contents of the library regardless of where the data resides.

DigiLibe’s user-centric, patent-pending architecture provides:

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End users with a simple search interface to access files and emails regardless of where they reside as well as the DigiLibe File Explorer, a personal self-service recovery capability utilizing drag-n-drop file and email recovery functionality.

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Business analysts and compliance officers with centralized information policy control and management from the point of origin of files and emails to their final disposition.

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Information Technology with one simple storage management solution:  Continuous Data Protection, Global Deduplication, Content Indexing, Retention Management, Data Security, Local Storage, Compression, Encryption and Archive storage.

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The organization with the ability to easily consolidate disparate sources (documents, emails, spreadsheets, etc) of common information, no matter where they reside, for analysis, business intelligence, and action

“DigiLibe installed into our network very easily and without interruption.  We have very large files and it was amazing how many duplicates we removed.  Also, our users no longer complain about how they can’t find their files, they just search what they are looking for and have instant access.”    Jay Van Loon, President, PinPoint360.

About Digitiliti, Inc.:

Digitiliti, based in St. Paul, Minnesota, is a pioneer and technology leader in the information management business. Digitiliti’s fast growth results from its focus on providing SMB/SME companies with enterprise class features and services that are easy to use. Digitiliti services include DigiBAK a comprehensive off-site data protection solution and DigiLibe a complete information management solution to mine the knowledge in unstructured content.

Ken Peters, EVP

Digitiliti, Inc.

651.925.3200

www.digitiliti.com

kpeters@digitiliti.com